Exhibit 10.1

REINSTATEMENT OF AND FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This REINSTATEMENT OF AND FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “First Amendment”), is made as of this 19th day of July, 2019 (the “Effective Date”), by and between HERI AUM LLC, a South Carolina limited liability company (the “Seller”); and MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership (the “Purchaser”).

RECITALS

A.           Seller and Purchaser entered into that certain Purchase and Sale Agreement (the “Agreement”) effective as of May 24, 2019, regarding the purchase of the Property, which is more particularly described in the Agreement.

B.           The Purchaser terminated the Agreement by letter from Purchaser’s counsel dated as of June 21, 2019 (the “Termination Letter”).

C.           The parties have agreed to modify and amend the Agreement as more particularly set forth in this First Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.          Definitions. All capitalized terms used this in this First Amendment but not otherwise defined shall have their same meanings as set forth in the Agreement.

2.          Reinstatement of Agreement. The Agreement is hereby reinstated as modified by this First Amendment. The Purchaser’s Termination Letter shall, upon full execution of this First Amendment, be deemed rescinded.

3.          Purchase Price.

a.           The initial sentence of Section 3.1 of the Agreement is hereby deleted in its entirety and the following substituted therefor:

“The Purchase Price for the Property shall be Nine Million Seven Hundred Fifty Thousand and 00/100 Dollars ($9,750,000.00).”

b.           The last sentence of Section 3.1 of the Agreement is hereby deleted in its entirety.

4.          Inspection Date. The Inspection Date is hereby extended until August 19, 2019. All references to the Inspection Date shall hereafter refer to August 19, 2019, as the same may be extended pursuant to Section 5.1 of the Agreement.

5.          Equipment Lease. At Closing, Seller shall deliver assignments of the leases and financing agreements (the “Equipment Agreements”) listed on Exhibit A to this First Amendment to Purchaser, which assignments shall include written consents to such assignments executed the lenders and lessors under the Equipment Agreements in accordance with the terms thereof. Seller’s obligations under this paragraph shall be considered a condition to Purchaser’s obligation to close to which the provisions of Section 7.3 of the Agreement shall apply. In the event Seller is unable to obtain the assignments and consents required by this paragraph for one or more of the Equipment Agreements, Seller shall pay the full amount due under such Equipment Agreements and obtain a discharge under any lien or security interests on the equipment subject to such Equipment Agreements, whereupon such equipment shall be added to the bill of sale to be delivered pursuant to Section 7.2.2 of the Agreement.

6.          Payment of Reaffiliation Fee. The Agreement is hereby amended by adding the following Section 7.4.4 thereto:

“7.4.4 Notwithstanding any provision of Section 2.3 to the contrary, at Closing the Purchaser shall receive credits to the Purchase Price from Seller on the settlement statement (a) in the amount of Thirty-Four Thousand and 00/100 Dollars ($34,000.00) as partial payment of the reaffiliation fee due to the Franchisor under the Existing Best Western Franchise Documents, and (b) in the amount of Three Thousand Seven Hundred Fifty and 00/100 Dollars ($3,750.00) as partial payment for the preparation of an inventory report for the Personal Property.”

7.          Survival of Seller’s Representations and Warranties. The second sentence of Section 6.1.19 of the Agreement is hereby deleted in its entirety and the following substituted therefor:

Notwithstanding anything to the contrary contained in this Section 6.1.19, Seller shall have no liability to Purchaser for the breach of any representation or warranty made in this Agreement unless the loss resulting from Seller’s breach of its representations and warranties exceeds, in the aggregate, Twenty Thousand and No/100 Dollars ($20,000.00), in which event Seller shall be liable for each dollar of damages resulting from the breach or breaches of its representations and warranties; provided, however, in no event shall Seller’s total liability for any such breach or breaches exceed, in the aggregate, (i) Five Hundred Thousand and 00/100 Dollars ($500,000.00) for any breach for which Purchaser delivers notice thereof to Seller during the first five (5) months of the Survival Period, and (ii) Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) for any breach for which Purchaser delivers notice thereof to Seller during the last seven (7) months of the Survival Period.

8.          Ratification. The parties hereby ratify and affirm the Agreement, which Agreement shall remain in full force and effect, except as specifically modified by this First Amendment.

9.          Counterpart Signatures. This First Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10.         Facsimile and PDF Signatures. Handwritten signatures to this First Amendment transmitted by telecopy or electronic mail (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party to this First Amendment shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

SELLER:

HERI AUM LLC,
a South Carolina limited liability company

By:	/s/ Hiten Patel
Name:	Hiten Patel
Title:	Member

PURCHASER:

MEDALIST DIVERSIFIED HOLDINGS, L.P.,
a Delaware limited partnership

By:	/s/ William R. Elliott
William R. Elliott, Authorized Signatory